Exhibit 99.1

Paycom Rejects Conditional Resignation of Frederick C. Peters II as a Director

OKLAHOMA CITY – Paycom Software, Inc. (“Paycom” or the “Company”) (NYSE: PAYC), a leading provider of comprehensive, cloud-based human capital management software, today announced that the Board of Directors of the Company (the “Board”) has accepted the recommendation of the nominating and corporate governance committee of the Board (the “nominating and corporate governance committee”) to reject the resignation offer of Frederick C. Peters II.

At the Company’s 2021 Annual Meeting of Stockholders, Mr. Peters received a greater number of votes “withheld” from his election to the Board than votes “for” such election. Pursuant to the Paycom Software, Inc. Corporate Governance Guidelines, Mr. Peters tendered his conditional resignation.

The disinterested members of the nominating and corporate governance committee held a meeting primarily dedicated to discussing this issue. The disinterested members of the nominating and corporate governance committee then discussed their recommendation with the full Board. Mr. Peters did not participate in the nominating and corporate governance committee nor full Board discussions. The Board and the disinterested members of the nominating and corporate governance committee evaluated Mr. Peters’s contributions to the Board over his seven years of service to the Company, including in the role of lead independent director since August 2016.

The Board believes that Mr. Peters’s financial and investment expertise, senior executive experience, broad industry knowledge, deep institutional expertise, track record of high engagement, history of valuable contributions to each of the Board committees, and his experience as a member of the board of directors of a public company are valuable to the Company.

Accordingly, the disinterested members of the nominating and corporate governance committee have concluded that accepting Mr. Peters’s resignation is not in the best interests of the Company and recommended that the Board reject Mr. Peters’s resignation offer. The Board then acted on the recommendation of the disinterested members of the nominating and corporate governance committee and determined to reject Mr. Peters’s resignation and reaffirm his appointment as a Class II director. As a result, Mr. Peters will continue to serve as a Class II director and lead independent director, as well as a member of the audit committee, the compensation committee and the nominating and corporate governance committee.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment life cycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country.

Contact

Paycom Software, Inc.

Investor Relations Contact:

James Samford, 800-580-4505

investors@paycom.com

1